Exhibit 5.1
August 17, 2009
Stone Energy Corporation
625 East Kaliste Saloom Rd.
Lafayette, Louisiana 70508

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel for Stone Energy Corporation, a Delaware corporation (the “Company”), with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the resale of 5,317,069 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), by the entity named as the Selling Stockholder in the Registration Statement.
     Before rendering our opinion hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents, instruments and records of the Company, and we reviewed such questions of law, as we considered appropriate for purposes of the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have also assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Shares will be sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.
     Based upon the foregoing and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.
     The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of

Vinson & Elkins LLP Attorneys at Law	666 Fifth Avenue, 26th Floor
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August 17, 2009 Page 2
America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.
     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.
Very truly yours,
/s/ Vinson & Elkins L.L.P.